EXHIBIT 99


NEWS
CONTACT:  STEPHANIE WYNNE MEDIA & INVESTOR RELATIONS COORDINATOR 612-330-9501


              CHILDREN'S BROADCASTING CORPORATION SIGNS DEFINITIVE
                PURCHASE AGREEMENT TO SELL TWO OWNED AND OPERATED
                                    STATIONS

         MINNEAPOLIS, MN APRIL 29 -- Children's Broadcasting Corporation
(CBC)(NNM:AAHS) announced today that it has signed a definitive purchase agreement with California - based Salem Communications Corporation to sell the assets of two of its three remaining owned and operated stations for a total purchase price of $2.7 million cash.

         The definitive purchase agreement includes KYCR(AM) 1570 Minneapolis, MN and KTEK(AM) 1110 Houston, TX. The consummation of the transaction is subject to regulatory and shareholder approvals and customary closing conditions.

         Christopher T. Dahl, Chairman and CEO, said, "We are pleased with the sale of the two stations, in furtherance of our plan to divest CBC of the 13 stations that comprised our network. With the previously announced Catholic Radio Network, LLC (CRN) agreement we will save $4.5 million in taxes on the stock sale of our New York station. We have one more station to sell and expect to have a contract executed on its sale within the next week. "

         CBC announced earlier this month that it had signed a

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definitive purchase agreement with CRN to sell the assets of ten of its thirteen owned and operated stations for $57 million. This agreement along with the CRN agreement and the anticipated sale of the remaining station will realize a total purchase price of $61.7 million for all thirteen stations.

         The sale of the stations is expected to close in September 1998. CBC plans to use the proceeds to continue its diversification into other media-related businesses. The Company previously invested approximately $6 million in Harmony Holdings, Inc. (HHI) (Nasdaq:HAHO) and is the beneficial owner of 42.4% of the common stock. HHI is one of the largest television commercial production companies in the United States.

         Certain statements in this press release constitute "forward-looking statements" within the meaning of the private Securities Litigation Reform Act of 1995. In particular, statements contained herein regarding the Company's future outlook and opportunities are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of Children's Broadcasting Corporation, and which may cause actual results to differ materially from those projected.

04/29/98
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